SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 22, 2013

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500
San Diego, California 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Participation Agreement for Development of Royale’s North Slope Properties

On May 22, 2013, Royale Energy (NASDAQ: ROYL) entered into a participation agreement with Rampart Energy, Limited, for the development of a portion of Royale’s Alaska North Slope property.  Under the terms of the agreement, Rampart may earn up to 75% of the working interest in two blocks on Royale’ s property, comprising a total of up to approximately 50,875 acres,  upon making two cash payments and completing seismic survey and drilling and development programs on the property.

The property subject to the participation agreement is part of 60 tracts in the heart of the oil window in North Slope, Alaska, in which Royale acquired leases in December 2012 after making a successful bidin December 2011. The company's total of 91,060 acres consist of three separate blocks of contiguous tracts that hold the potential for both conventional and shale development.

Rampart Energy, Limited, is an Australian company focused on the acquisition and development of energy assets globally.  Its stock is listed on the Australian Securities Exchange (ASX: RTD).

Material Terms of the Agreement

The agreement provides that Rampart will earn a 10% working interest in the “Western Block” of approximately 33,736 acres on Royale’s North Slope property by the payment of approximately $3.4 million in two payments of $1.7 million each, due on June 3 and December 1, 2013.

Rampart will earn an additional 20% working interest in the Western Block by completing a 3D Seismic survey on at least 50,000 acres on Royale’s North Slope properties by March 31, 2014.  An additional 45% working interest in the Western Block will be earned upon the completion of drilling, testing, completing and equipping two wells on the Western Block at Rampart’s expense, up to a maximum of $30 million, March 31, 2016.

If Rampart timely performs its obligations to complete the 3D seismic survey, Rampart also has the right to earn a 75% working interest in the “Central Block” of approximately 17,140 acres on Royale’s North Slope property with the additional payment of approximately $1.7 million by the earlier of June 30, 2014, or within 30 days after final processing of the Western Block 3D seismic data.

Rampart and Royale have agreed to cooperate in development of an area of mutual interest surrounding the Western Block and Central Block.  Operations on the properties will be conducted pursuant to a standard joint operating agreement under which Royale will serve as operator initially, and Rampart will become the operator as it earns its rights to the property through completion of a 3D seismic survey on at least 16,878 acres.

If Rampart does not meet its obligation to complete the 3D seismic survey by March 31, 2014, Rampart may, at its election, either:

•	Terminate its earn-in rights on all lands where 3D seismic surveys were not performed;
•	Pay $75 per acre to earn its rights on all lands where 3D seismic surveys were not performed;
•	Pay $12 per acre to receive a one year forbearance period to conduct 3D seismic operations; or
•	Reach a new agreement to be negotiated between Royale and Rampart.

The participation agreement contains standard representations and warranties by the parties.
    In connection with the participation agreement, Rampart also agreed to issue to Royale an option to purchase shares of Rampart stock.  The exercise price of the options equals 150% of the volume weighted daily average price of Rampart shares for the 30 trading days prior to the entry of the participation agreement (May 22, 2013).  The number of shares for which the option is exercisable is the Australian equivalent of US$1,686,829 divided by the exercise price.  The options will expire in three years.  The terms of the options are specified in Exhibit D to the participation agreement, which is attached and incorporated herein by reference.

Important Notice Regarding the Participation Agreement

The foregoing description of the participation agreement is not complete and is subject to and qualified in its entirety by reference to the participation agreement. A copy of the participation agreement is attached hereto as an exhibit and is incorporated herein by reference to provide investors and security holders with information regarding its terms. The representations, warranties and covenants contained in the participation agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the participation agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the participation agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the participation agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 9.01  Financial Statements and Exhibits

Exhibit 10.1                      Participation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: May 24, 2013	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer